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                                                                      EXHIBIT 31


                      IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE


PENNZOIL COMPANY,                                    )        C. A. No. 97-353
a Delaware corporation,                              )
                                                     )
                  Plaintiff,                         )
                                                     )
     v.                                              )
                                                     )
UNION PACIFIC RESOURCES                              )
GROUP, INC.,                                         )
a Utah corporation, and                              )
RESOURCES NEWCO, INC., a                             )
Delaware corporation,                                )
                                                     )
                  Defendants.                        )


                                     ANSWER

     Defendants Union Pacific Resources Group, Inc. ("UPR") and Resources Newco, Inc. ("Newco") by their undersigned attorneys, hereby answer the Complaint in the above-captioned matter.

     1. Denied, except admitted that plaintiff purports to bring this action pursuant to Section 14(e) of the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder by the Securities and Exchange Commission and to seek preliminary and permanent injunctive relief as described in the Complaint.

     2. Denied, except admitted that plaintiff is seeking expedited discovery. Defendants respectfully refer the Court to UPR's Schedule 14D-1 for its content.

     3. Paragraph 3 alleges matters of law as to which no responsive pleading is required.
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     4. Denied, except admitted that Newco is incorporated in Delaware.

     5. Paragraph 5 alleges matters of law as to which no responsive pleading is required.

     6. Admitted, except defendants are without knowledge sufficient to admit or deny the last two sentences of paragraph 6.

     7. The first two sentences of paragraph 7 are admitted. Defendants lack information sufficient to admit or deny the third sentence in paragraph 7. The fourth sentence of paragraph 7 is denied, except that it is admitted that Pennzoil's franchise operation segment includes the Jiffy Lube system and brand name. Defendants are without knowledge or information sufficient to admit or deny the fifth sentence of paragraph 7.

     8. Admitted.

     9. Denied, except admitted that defendant Newco is a Delaware corporation whose executive offices are located at 801 Cherry Street, Fort Worth, Texas, that Newco is a wholly-owned subsidiary of UPR, and that Newco was organized to acquire plaintiff Pennzoil Company ("Pennzoil").

     10. Defendants have insufficient information to admit or deny paragraph 10.

     11. Paragraph 11 pleads matters as to which defendants have insufficient information to admit or deny, except defendants admit that in January 1995 UPR was a wholly-owned subsidiary of Union Pacific Corporation. Paragraph 11 is specifically denied to the extent that it suggests that the currently proposed combination with UPR would not provide superior value maximization for Pennzoil's shareholders.

     12. The first two sentences of paragraph 12 are denied. Defendants lack knowledge sufficient to admit or deny the third sentence in paragraph 12.

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     13. Defendants have insufficient information to admit or deny paragraph
13, except it is admitted that discussions in 1995 between Pennzoil and UPR did not result in a transaction between Pennzoil and UPR.

     14. The first and second sentences of paragraph 14 are admitted. The third sentence of paragraph is denied except that it is admitted that the Distribution was subject to certain conditions, the terms of which are set forth in UPR's October 10, 1995 Prospectus, to which defendants respectfully refer the Court.

     15. The first sentence of paragraph 15 is denied. The remainder of paragraph 15 is admitted.

     16. Paragraph 16 pleads matters of law as to which no responsive pleading is required.

     17. Admitted that UPR and Resources entered into an indemnification agreement in connection with the October 1995 initial public offering of UPR stock, to which defendants respectfully refer the Court for its contents, and that UPR has made statements concerning the indemnification agreement in certain publicly filed documents, to which defendants also respectfully refer the Court for their contents.

     18. Admitted.

     19. The first sentence of paragraph 19 is admitted. The second sentence of paragraph 19 is denied.

     20. The first sentence of paragraph 20 is admitted. The second and third sentences of paragraph 20 are denied.

     21. The first sentence of paragraph 21 is admitted. The second sentence of paragraph 21 is denied, except defendants lack sufficient information to admit or deny the allegations concerning Mr. Pate's belief. Defendants lack information sufficient to admit or deny the third sentence of paragraph 21, except that it is admitted that Mr. Pate received a letter from Mr. Messman dated May 6, 1997, to which defendants respectfully refer the Court for its contents.

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     22. The allegations in paragraph 22 are denied, except that it is admitted that Mr. Pate sent a letter dated May 8, 1997 to Mr. Messman, to which defendants respectfully refer the Court for its contents.

     23. The first two sentences of paragraph 23 are denied, except that it is admitted that Mr. Messman sent a letter dated June 10, 1997 to Mr. Pate, to which defendants respectfully refer the Court for its contents. The third sentence of paragraph 23 is denied.

     24. Denied, except admitted that the contents of Mr. Messman's June 10, 1997 letter speak for themselves.

     25. Denied, except admitted that the contents of Mr. Messman's June 10, 1997 letter speak for themselves and that on June 12, 1997, certain representatives of UPR contacted certain directors of Pennzoil to discuss such letter.

     26. Paragraph 26 pleads matters as to which defendants are without knowledge sufficient to admit or deny, except that it is admitted that the persons listed in the third sentence of paragraph 26 are directors of Pennzoil.

     27. Defendants are without knowledge sufficient to admit or deny paragraph 27.

     28. Defendants are without knowledge sufficient to admit or deny paragraph 28.

     29. Defendants are without knowledge sufficient to admit or deny paragraph 29, except that it is admitted that Mr. Pate transmitted to Mr. Messman a letter dated June 20, 1997, to which defendants respectfully refer the Court for its contents.


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     30. The first sentence of paragraph 30 is admitted. The second, third, fourth and fifth sentences of paragraph 30 are denied, except it is admitted that the terms and conditions of UPR's offer are set forth in UPR's Offer to Purchase, to which defendants respectfully refer the Court for its contents. The sixth sentence of paragraph 30 is admitted.

     31. Denied.

     32. Denied.

     33. Denied.

     34. The first sentence of paragraph 34 is admitted. The second and third sentences of paragraph 34 are denied.

     35. Denied.

     36. Denied, except admitted that the contents of the Schedule 14D-1 and the contents of UPR's request for a ruling from the IRS, to which defendants respectfully refer the Court, speak for themselves.

     37. Denied, except admitted that the contents of Mr. Messman's June 10, 1997 letter and the Schedule 14D-1 speak for themselves.

     38. Denied.

     39. Denied, except admitted that the contents of the indemnification agreement, UPR's public filings, and the Schedule 14D-1, to which defendants respectfully refer the Court, speak for themselves.

     40. Denied, except admitted that the contents of the Schedule 14D-1, to which defendants respectfully refer the Court, speak for themselves and that purchase accounting would apply to the proposed acquisition of Pennzoil by UPR.

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     41. The first sentence of paragraph 41 is denied. Defendants lack sufficient information to admit or deny the accuracy of the quotations set forth in the remainder of paragraph 41.

     42. The first and second sentences of paragraph 42 are denied. The remainder of paragraph 42 pleads matters as to which defendants have insufficient knowledge to admit or deny.

     43. All allegations of paragraph 43 are denied, including specifically without limitation, the accuracy of the assumptions set forth therein.

     44. Denied, except admitted that the contents of the Schedule 14D-1, to which defendants respectfully refer the Court, speak for themselves.

     45. Denied.

     46. Defendants reallege and incorporate by reference their responses to paragraphs 1 through 45 as if fully set forth herein.

     47. Denied.

     48. Denied.

     49. Denied.

                           FIRST AFFIRMATIVE DEFENSE

     50. The complaint fails to state a claim upon which relief may be granted.

                           SECOND AFFIRMATIVE DEFENSE

     51. The complaint is subject to dismissal pursuant to Fed.R.Civ.P. 13(a) on the grounds that the purported claim it attempts to assert is a compulsory counterclaim in defendants' first-filed action in the United States District Court for the Northern District of Texas, Forth Worth Division, No. 4-97-CV:50A-Y.

                           THIRD AFFIRMATIVE DEFENSE

     52. This action should be dismissed, stayed or transferred in accordance with the first-filed rule.


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                           FOURTH AFFIRMATIVE DEFENSE

     53. The complaint is not brought in the proper venue.

                           FIFTH AFFIRMATIVE DEFENSE

     54. Plaintiff's claims for equitable relief are barred by the doctrine of unclean hands.

     WHEREFORE, having answered the Complaint herein, defendants request entry of a judgment dismissing the Complaint, awarding them their costs and expenses of suit, including reasonable attorneys fees; and awarding them such


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other and further relief as the Court may deem just and proper.

                                       /s/ Andrew J. Turezyn
                                       ----------------------------------------
                                       Edward P. Welch, I.D. No. 671
                                       Andrew J. Turezyn, I.D. No. 2054
                                       R. Michael Lindsey, I.D. No. 2711
                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       One Rodney Square
                                       P.O. Box 636
                                       Wilmington, Delaware 19899
                                       (302) 651-3000

                                       Attorneys for Defendants
DATED:  July 2, 1997


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